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

                                                                   Exhibit 12

             American General Finance, Inc. and Subsidiaries
            Computation of Ratio of Earnings to Fixed Charges



                                         Years Ended December 31,
                               1999      1998      1997      1996      1995
                                          (dollars in thousands)
Earnings:
  Income before provision
    for income taxes         $282,659  $295,591  $204,353  $ 53,483  $115,549
  Interest expense
    (including $23,221
    for 1997 to fund
    assets held for sale)     573,834   511,587   484,496   493,051   517,475
  Implicit interest in
    rents                      15,195    11,738    10,810    12,007    12,817

Total earnings               $871,688  $818,916  $699,659  $558,541  $645,841


Fixed Charges:
  Interest expense
    (including $23,221
    for 1997 to fund
    assets held for sale)    $573,834  $511,587  $484,496  $493,051  $517,475
  Implicit interest in
    rents                      15,195    11,738    10,810    12,007    12,817

Total fixed charges          $589,029  $523,325  $495,306  $505,058  $530,292


Ratio of earnings to
  fixed charges                  1.48      1.56      1.41      1.11      1.22

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